EXHIBIT 3.1.2

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
(Filed on 6/25/2007)

Pursuant to Section 242 of the
General Corporation Law of
the State of Delaware

HERCULES INCORPORATED (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Paragraph 1 of Section I of Article Sixth thereof and inserting the following in lieu thereof:

“1. Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the Restated Certificate of Incorporation relating to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the Board of Directors of the Corporation shall consist of not less than seven (7) nor more than eighteen (18) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 2008 Annual Meeting of Stockholders, the successors of the directors whose terms expire at the meeting shall be elected for a term expiring at the 2009 Annual Meeting of Stockholders and each shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification, removal or departure from the Board for other cause; at the 2009 Annual Meeting of Stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 Annual Meeting of Stockholders and each shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification, removal or departure from the Board for other cause; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders and each shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification, removal or departure from the Board for other cause.”

2.
The foregoing amendment was duly adopted by the Board of Directors of the Corporation and its stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware and Paragraph 6 of Section I of Article Sixth of the Restated Certificate of Incorporation.

IN WITNESS WHEREOF, HERCULES INCORPORATED has caused this Certificate to be executed by Israel J. Floyd, its Corporate Secretary and General Counsel, on this 22nd day of June, 2007.

                                    HERCULES INCORPORATED

                                    By:            /s/ Israel J. Floyd
                                    Israel J. Floyd
                                    Corporate Secretary and
                                    General Counsel